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                                                               Exhibit 99.1



FOR IMMEDIATE RELEASE:  August 7, 2003

CONTACT:   Don Smith
724-352-7520

                  SYLVAN INC. ANNOUNCES SECOND QUARTER RESULTS

THREE-MONTH COMPARISON

Saxonburg, PA - August 7, 2003: Sylvan Inc. (Nasdaq: SYLN) today reported net income of $467,000, or $.09 per share, for the quarter ended June 29, 2003, as compared with $985,000, or $.18 per share, for the second quarter of 2002. Consolidated operating income for the 2003 quarter decreased 37%, when compared with the corresponding 2002 quarter, reflecting an 18% decrease in operating income from the Spawn Products Segment, a 10% decrease in operating income from the Fresh Mushrooms Segment and a 14% increase in unallocated corporate expenses.

The increase in corporate expenses was primarily related to the activities of the company's special committee of independent directors that was established by the company's board in April 2003 when it received an indication of interest by a group of Sylvan Inc. senior officers and private investors to acquire shares of Sylvan's common stock. The costs incurred by the committee during the quarter approximated $320,000, primarily for legal and financial advisory services. The activities of the special committee are detailed later in this announcement. In addition, the company recorded a net periodic pension expense of $167,500 during the quarter from a pension plan of a former subsidiary, as compared with a net periodic pension benefit of $37,500 for the corresponding 2002 quarter. Unallocated corporate expenses for the quarter ended June 29, 2003 were $1,471,000, as compared with $1,295,000 for the second quarter of 2002.

SEGMENT INFORMATION
(In thousands)
                            Spawn Products Segment                 Fresh Mushrooms Segment
                         2003        2002      % Change          2003        2002     % Change
                         ----        ----      --------          ----        ----     --------
Net Sales               $16,684     $15,401      +  8           $7,233      $6,316       + 15
Operating Income          1,951       2,390      - 18              672         748       - 10

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 8%. The effect of a weaker U.S. dollar on overseas sales increased net sales on a quarter-over-quarter comparison by $2.4 million. Spawn product sales volume decreased 5%, with a 2% decrease in the Americas and a 6% decrease in overseas markets. Most of the volume decrease in the overseas markets resulted from a reduction in sales in the United Kingdom due to farm closures and in France due to difficult market conditions. Sales of disease-control agents and nutritional supplements increased 6% and accounted for 18% of Sylvan's consolidated net sales for the second quarter.

The overseas U.S. dollar-equivalent selling price was 19% higher during the second quarter of 2003, as compared with the corresponding quarter of 2002, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 4% due to the loss of sales in higher-priced territories. The selling price in the Americas decreased 6% as a result of adjustments to the pricing structure of some products in order to compete with the lower-priced spawn offerings of other suppliers.


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Operating expenses increased 13% when compared with the second quarter of 2002.
The effect of a weaker U. S. dollar increased operating expenses on a quarter-over-quarter comparison by $2.3 million. Within operating expenses, cost of sales was 58% of net sales, as compared with 54% for the corresponding 2002 quarter. Spawn production in overseas markets was 15% lower than for the second quarter of 2002, spreading costs that are primarily fixed in nature over fewer units. Operating income, as a percentage of net sales, was 12% for the second quarter of 2003, as compared with 16% for the corresponding 2002 quarter. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $120,000.

The company's Bioproducts division recorded net sales of $950,000 for the second quarter of 2003, as compared with $330,000 for the second quarter of 2002. Operating income for the second quarter of 2003 was $375,000, as compared with a $75,000 operating loss for the second quarter of 2002.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased to $7.2 million during the second quarter, as compared with $6.3 million for the corresponding quarter of 2002. The number of pounds sold increased 5%, while the average selling price per pound was virtually unchanged.

The Fresh Mushrooms Segment's cost of sales was $5.3 million, or 74% of net sales, for the quarter ended June 29, 2003, as compared with $4.3 million, or 68%, for the 2002 second quarter. The segment's operating income for the quarter was $0.7 million, or 9% of net sales, and was 10% lower than the amount reported for the second quarter of 2002, primarily due to increased labor costs on a per pound basis. Labor costs and Workers' Compensation expense for the second quarter of 2003 were approximately $130,000 higher, when compared with the costs recorded for the corresponding 2002 quarter. The positive performance of the company's satellite farms helped minimize the negative effect of these increased costs.

SIX-MONTH COMPARISON

Net income for the six months ended June 29, 2003 was $1,300,000, or $.25 per share, as compared with $2,200,000, or $.40 per share, for the corresponding period of 2002. Consolidated operating income for the 2003 six-month period decreased 30%, when compared with the corresponding 2002 period, reflecting a 16% decrease in operating income from the Spawn Products Segment, a 3% decrease in operating income from the Fresh Mushrooms Segment and an 18% increase in unallocated corporate expenses.

The increase in corporate expenses during the 2003 six-month period was related to the activities of the company's special committee and to the recording of a net periodic pension expense of $335,000 from a pension plan of a former subsidiary, as compared with a net periodic pension benefit of $75,000 for the corresponding 2002 period. Unallocated corporate expenses for the six months ended June 29, 2003 were $2,829,000, as compared with $2,403,000 for the first six months of 2002.

SEGMENT INFORMATION
(In thousands)
                              Spawn Products Segment                 Fresh Mushrooms Segment
                            2003        2002     % Change          2003       2002      % Change
                            ----        ----     --------          ----       ----      --------
Net Sales                 $32,136     $30,407       + 6          $14,490     $12,555       + 15
Operating Income            4,188       4,957      - 16            1,525       1,565       -  3

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 6%. The effect of a weaker U.S. dollar on overseas sales increased net sales on a six-month over six-month comparison by $4.8 million. Spawn product sales volume decreased 6%, with a 2% decrease in the Americas and an 8% decrease in overseas markets. Most of the volume decrease in the overseas markets was associated with a reduction in sales in the United Kingdom due to farm closures and in France due to difficult market conditions. Sales of disease-control agents and nutritional supplements increased 5% and accounted for 16% of Sylvan's consolidated net sales for the six-month period.

The overseas U.S. dollar-equivalent selling price was 20% higher during the first six months of 2003, as compared with the corresponding period of 2002, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 3%. The selling price in the Americas decreased 5% as a result of adjustments to the pricing structure of some products in order to compete with the lower-priced spawn offerings of other suppliers.

Operating expenses increased 10% when compared with the first six months of 2002. The effect of a weaker U.S. dollar increased operating expenses on a six-month over six-month comparison by $4.4 million. Within operating expenses, cost of sales was 57% of net sales, as compared with 53% for the corresponding 2002 period. Spawn production in overseas markets was 16% lower than for the first six months of 2002, spreading costs that are primarily fixed in nature over fewer units. Inventory levels were also lowered in response to the lower sales volumes. Operating income, as a percentage of net sales, was 13% for the first six months of 2003, as compared with 16% for the first six months of 2002. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $380,000.

The company's Bioproducts division recorded net sales of $1,300,000 for the six-month period ended June 29, 2003, as compared with $720,000 for the first six months of 2002. Operating income for the first six months of 2003 was $388,000, as compared with an operating loss of $213,000 for the first six months of 2002.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased during the first six months of 2003 to $14.5 million, as compared with $12.6 million for the corresponding period of 2002. The number of pounds sold increased 6%, while the average selling price per pound was virtually unchanged.

The cost of sales in the Fresh Mushrooms Segment was $10.4 million, or 72% of net sales, for the six months ended June 29, 2003, as compared with $8.4 million, or 67%, for the first six months of 2002. The segment's operating income for the first six months of 2003 was $1.5 million, or 11% of net sales, and was 3% lower than the amount reported for the first six months of 2002. Labor costs for the first six months of 2003 were approximately $160,000 higher when compared with the costs recorded for the corresponding 2002 period. The positive performance of the company's satellite farms helped minimize the negative effect of the higher labor costs.

OUTLOOK

Sylvan Chairman and CEO Dennis C. Zensen commented, "Our fresh mushroom and bioproducts operations provided good contributions during the first six months of 2003. However, our spawn products operations continued to be negatively impacted by the challenging sales environment. The lower sales volumes we are experiencing are expected to continue for the foreseeable future and, along with the increase in corporate expenses related to the special committee and pension, will result in significantly lower earnings for 2003 than we reported for 2002."

ACTIVITIES OF THE SPECIAL COMMITTEE

The special committee of independent directors referenced earlier in this press release was established by Sylvan's board of directors in April 2003. At that time, the board authorized the committee to evaluate the indication of interest that was submitted on April 16, 2003, by a group of senior officers and private investors to acquire Sylvan's common shares for $11.00 per share. The indication of interest was withdrawn on June 16, 2003, but the committee is continuing to assess and evaluate alternative courses of action. It has not announced any decision or determination with respect to a course of action. The special committee expects to complete its evaluation during 2003.



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ABOUT SYLVAN

A leader in fungal technology, Sylvan Inc. is a preeminent worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and other spawn-related products and services, and is a major grower of fresh mushrooms in the United States.

FORWARD-LOOKING STATEMENT

Mr. Zensen's comment contains "forward-looking statements." These references to sales volumes and earnings are based on currently available competitive, financial and economic data and on the company's operating plans. However, expectations are inherently uncertain. Events could turn out to be significantly different, depending upon such factors as mushroom growing process consistencies, competitive conditions in the mushroom market in general, pricing and product initiatives of the company's spawn business competitors, changes in currency and exchange risks and acts of terrorism or war or concerns of the public about such acts or threats of such acts.

CONFERENCE CALL

Sylvan will not conduct a conference call to discuss results for the second quarter of 2003.

                                    - more -




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SYLVAN RESULTS                                                  August 7, 2003


                          SYLVAN INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands except share data)

                                              Three Months Ended                     Six Months Ended
                                      June 29, 2003       June 30, 2002      June 29, 2003       June 30, 2002
                                      -------------       -------------      -------------       -------------
                                       (Unaudited)         (Unaudited)        (Unaudited)         (Unaudited)
Net sales                              $   23,587          $   21,388          $   45,969          $   42,307

Operating costs and expenses:
  Cost of sales                            15,039              12,554              28,830              24,632
  Selling, administration,
    research and development                5,816               5,570              11,118              10,741
  Depreciation                              1,580               1,421               3,137               2,815
                                       ----------          ----------          ----------          ----------
                                           22,435              19,545              43,085              38,188
                                       ----------          ----------          ----------          ----------

Operating income                            1,152               1,843               2,884               4,119

Interest expense                              401                 447                 823                 877

Other income                                   16                  62                  20                  64
                                       ----------          ----------          ----------          ----------

Income before income taxes                    767               1,458               2,081               3,306

Income tax expense                            253                 471                 687               1,082

Minority interest                              47                   2                  94                  24
                                       ----------          ----------          ----------          ----------

Net income                             $      467          $      985          $    1,300          $    2,200
                                       ==========          ==========          ==========          ==========

Diluted earnings per share             $     0.09          $     0.18          $     0.25          $     0.40
                                       ==========          ==========          ==========          ==========

Equivalent diluted shares               5,161,591           5,499,634           5,152,550           5,491,152
                                       ==========          ==========          ==========          ==========



                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

Assets                        June 29, 2003   Dec. 29, 2002          Liabilities and Equity      June 29, 2003       Dec. 29, 2002
------                        -------------   -------------          ----------------------      -------------       -------------
                              (Unaudited)                                                          (Unaudited)

Cash and equivalents           $   4,504       $    5,624            Short-term debt                $      163         $      223
Accounts receivable, net          14,709           14,399            Accounts payable                    4,138              3,895
Inventories                       12,831           11,425            Other current liabilities           5,576              5,729
Other current assets               3,538            2,989                                           ----------         ----------
                               ---------       ----------            Total current liabilities      $    9,877         $    9,847
Total current assets           $  35,582       $   34,437
                                                                     Long-term debt                     36,140             38,162
                                                                     Other long-term liabilities        10,059              9,794
Fixed assets, net                 60,132           58,787            Minority interest                   1,826              1,741
Other assets                      14,170           13,582            Shareholders' equity               51,982             47,262
                               ---------       ----------                                           ----------         ----------
Total assets                   $ 109,884       $  106,806            Total liabilities and equity   $  109,884         $  106,806
                               =========       ==========                                           ==========         ==========
